EXHIBIT 5.1
[Letterhead of Jones Day]
February 28, 2006
Stewart & Stevenson LLC
Stewart & Stevenson Funding Corp.
1000 Louisiana Street
Suite 5900
Houston, Texas 77002

Re:	Exchange of $150,000,000 10% Notes due 2014
of Stewart & Stevenson LLC and Stewart & Stevenson Funding Corp
Ladies and Gentlemen:
     We are acting as counsel to Stewart & Stevenson LLC, a Delaware limited liability company, and Stewart & Stevenson Funding Corp., a Delaware corporation, (collectively, the “Registrants”), in connection with the proposed offer by the Registrants and the Guarantors (as defined below) to exchange (the “Exchange Offer”) up to $150,000,000 of newly issued 10% Senior Notes due 2014 of the Registrants, which have been registered under the Securities Act of 1933 (the “Exchange Notes”) and will be guaranteed (the “Exchange Guarantees” and, together with the Exchange Notes, the “Exchange Securities”) by each of the entities listed on Schedule I hereto (collectively, the “Guarantors”), for an equal aggregate principal amount of the Registrants’ outstanding $150,000,000 of 10% Senior Notes due 2014 (the “Outstanding Notes”), which are guaranteed by the Guarantors (the “Outstanding Guarantees” and, together with the Outstanding Notes, the “Outstanding Securities”). The Outstanding Securities have been, and the Exchange Securities will be, issued pursuant to an Indenture, dated as of July 6, 2006 (“the Indenture”), among the Registrants, the Guarantors and Wells Fargo Bank, National Association (the “Trustee”).
     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law we have deemed necessary.
     Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:
     (1) The Exchange Notes have been authorized by all necessary corporate or limited liability company action of, as applicable, each Registrant, and when the Exchange Notes are authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will have been validly issued by each Registrant and will constitute valid and binding obligations of each Registrant, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally and (ii) general equitable principles.
     (2) The Exchange Guarantee of each Guarantor has been authorized by all necessary limited liability company action of such Guarantor, and when the Exchange Notes are authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, each Exchange Guarantee will have been validly issued by the applicable Guarantor and will constitute a valid and binding obligation of such Guarantor, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally and (ii) general equitable principles.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the States of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement (File No. 333-140441) and to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Schedule I
Stewart & Stevenson Distributor Holdings LLC
Stewart & Stevenson Power Products LLC
Stewart & Stevenson Petroleum Services LLC
S&S Agent LLC